Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WINDTREE THERAPEUTICS, INC.

(Pursuant to Sections 228 and 242 of the

General Corporation Law of the State of Delaware)

The Company was originally incorporated on November 6, 1992, under the name “Ansan, Inc.” The Company changed its name on November 25, 1997, to Discovery Laboratories, Inc. The Company changed its name again on April 15, 2016, to Windtree Therapeutics, Inc.

This Certificate of Amendment (this “Certificate of Amendment”) to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) and the amendments set forth below shall become effective upon the filing and effectiveness pursuant to the Delaware Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company:

1. Article Four of the Amended and Restated Certificate of Incorporation of the Company is hereby amended by adding the following paragraph at the end thereof:

“Upon the filing and effectiveness (the “Fourth Effective Time”) pursuant to the Delaware Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, each fifty (50) share(s) of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), issued and outstanding immediately prior to the Fourth Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Fourth Reverse Stock Split”). No fractional shares will be issued as a result of the Fourth Reverse Stock Split and, in lieu thereof, (a) with respect to holders of one or more certificates, if any, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Fourth Effective Time, upon surrender after the Fourth Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Fourth Reverse Stock Split, following the Fourth Effective Time, shall be entitled to receive a cash payment (the “Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share of Common Stock on the date of the Fourth Effective Time as reported by The Nasdaq Capital Market (as adjusted to give effect to the Fourth Reverse Stock Split); provided that, whether or not fractional shares would be issuable as a result of the Fourth Reverse Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Fourth Effective Time formerly represented by certificates that the holder is at the time surrendering and (ii) the aggregate number of shares of Common Stock after the Fourth Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified; and (b) with respect to holders of shares of Common Stock in book-entry form in the records of the Corporation’s transfer agent that were issued and outstanding immediately prior to the Fourth Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Fourth Reverse Stock Split (after aggregating all fractional shares), following the Fourth Effective Time, shall be entitled to receive the Fractional Share Payment automatically and without any action by the holder.”

2. This Certificate of Amendment shall become effective on February 21, 2025 at 12:01 a.m. Eastern Time.

3. Except as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as amended, remains in full force and effect.

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IN WITNESS WHEREOF, Windtree Therapeutics, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this 14th day of February, 2025.

WINDTREE THERAPEUTICS, INC.

By:	/s/ Jed Latkin
Jed Latkin
President and Chief Executive Officer

[Signature Page to Certificate of Amendment]